EXHIBIT 10.2
EXECUTIVE EMPLOYMENT AGREEMENT

In this Executive Employment Agreement, dated as of April 27, 2022 (the “Agreement”), Centene Corporation (the “Company”), and Brent Layton (the “Executive”), intending to be legally bound and for good and valuable consideration, agree as follows:

1.Term.

a.The Executive’s employment hereunder shall begin on January 1, 2022 and shall continue until December 31, 2024 (the “Employment Term”), unless terminated earlier pursuant to Section 5 of this Agreement.

2.Position and Duties.

a.Position. During the Employment Term, the Executive shall serve as the President & Chief Operating Officer of the Company, reporting to the Chief Executive Officer . In such position, the Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by Chief Executive Officer , which duties, authority, and responsibilities are consistent with the Executive’s position.

b.Duties. During the Employment Term, the Executive shall devote all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and shall not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board of Directors of the Company (the “Board”). Notwithstanding the foregoing, the Executive may serve on trade, civic or charitable boards and may manage personal investments and affairs to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder. Subject to prior approval by the Board, the Executive may also serve on the boards of directors of two approved public companies that do not compete, as described in Section 11(d), with the Company to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder. The parties agree that the board of directors of Sharecare, Inc. will be one of the two approved public companies.

c.Place of Performance. The principal place of the Executive’s employment will be the Company’s principal executive office currently located in St. Louis, Missouri or such other location as determined by the Executive and agreed by the Company; provided that, the Executive may be required to travel on Company business during the Employment Term.

3.Compensation.

a.Base Salary. The Company shall pay the Executive an annual base salary of $1,100,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”) and the Compensation Committee may, but shall not be required to, increase the base salary during the

Employment Term. However, the Executive’s base salary may not be decreased during the Employment Term other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

b.Annual Bonus. During the Employment Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). The Executive’s annual target bonus opportunity shall be equal to 150% of the Executive’s Base Salary (the “Target Bonus”) with the potential to earn up to 200% of the Target Bonus, each based on the achievement of performance goals established and evaluated by the Compensation Committee. The Annual Bonus, if any, shall be paid within two and a half (2 1/2) months after the end of the year during which the Annual Bonus is earned.

c.2022 Long-Term Incentive Compensation. With respect to the Executive’s 2022 long-term incentive compensation, the Executive shall be eligible to receive: (i) cash-based awards under the Company’s 2007 Long-Term Incentive Plan, as amended (the “LTIP”), equal to 150% of the Executive’s Base Salary (the “Cash Award”) (which, for the avoidance of doubt, were granted in December of 2021); and (ii) equity awards under the Company’s 2012 Stock Incentive Plan, as amended (the “Stock Plan”), in the amount of $2,600,000 which will be awarded in April of 2022 (the “April 2022 RSUs”). Sixty percent (60%) of the April 2022 RSUs shall be subject to performance-based vesting, and forty percent (40%) of the April 2022 RSUs shall be subject to time-based vesting. For the avoidance of doubt, the April 2022 RSUs shall be in addition to the Cash Award. The Cash Award shall be subject to the terms of the LTIP and an award agreement to be executed by the Executive and the Company, and the April 2022 RSUs shall be subject to the terms of the Stock Plan and award agreements to be executed by the Executive and the Company.

d.2023 Long-Term Incentive Compensation. With respect to the Executive’s 2023 long-term incentive compensation, the Executive shall be awarded equity awards under the Stock Plan in the amount of $2,600,000 in March of 2023 in the form of time-vested and performance-vested restricted stock units (the “March 2023 RSUs”). The percentages of the March 2023 RSUs subject to time-based and performance-based vesting shall be determined by the Compensation Committee in its sole discretion, but shall be consistent with the percentages assigned to awards granted in the same performance cycle to similarly-situated executives of the Company. The March 2023 RSUs shall be subject to the terms of the Stock Plan and award agreements to be executed by the Executive and the Company. For the avoidance of doubt, the Executive shall not be eligible for a cash-based award under the LTIP for 2023.

e.Terms of 2022 RSUs and 2023 RSUs. If the Executive remains actively employed through the last day of the Employment Term, the Executive shall fully vest in the April 2022 RSUs and the March 2023 RSUs, provided that, in each case, any distributions or payments made with respect to such units shall be distributed or paid to the Executive at the time provided under the applicable grant or award agreement. For avoidance of doubt, the acceleration of vesting described in this Section 3(e) shall have no effect on when the April 2022 RSUs and the March 2023 RSUs will be distributed, and both the April 2022 RSUs and the March 2023 RSUs shall be distributed in accordance with the terms of the respective award agreements. This acceleration of vesting shall not apply to any equity awards except the April 2022 RSUs and the March 2023 RSUs.

Neither the April 2022 RSUs nor the March 2023 RSUs shall offer accelerated vesting in the event the Executive terminates employment on account of a Qualified Retirement, which for these purposes shall mean a retirement made pursuant to a bona-fide notice of retirement made ninety (90) days in advance by the Executive who is at least fifty-five (55) years old and has been employed by the Company for at least ten (10) years.

4.Employee Benefits. The Executive and/or the Executive’s dependents, as the case may be, shall participate in employee and executive retirement, medical, dental, vision, disability, group and/or executive life, accidental death and travel accident insurance, and similar benefit plans and programs of the Company, subject to the terms and conditions thereof, as in effect from time to time with respect generally to senior executives employed by the Company. The Executive shall be entitled to be paid these benefits upon termination in accordance with the terms of the applicable employee benefit plans, or, if not governed by ERISA, pursuant to the policies and practices of the Company as in effect from time to time with respect to senior executives employed by the Company.

5.Severance Pay. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least sixty (60) days’ advance written notice of any termination of the Executive’s employment. Should the Executive’s employment with the Company be terminated due to a Qualifying Termination that is not a Change in Control Termination before the Employment Term ends, as defined pursuant to Section 1, in addition to the Accrued Obligations, the Company agrees to pay or provide the following compensation and benefits during the severance period and the Executive shall have no further rights to any compensation or any other benefits from the Company:

a.Severance pay to the Executive in the form of twelve (12) months of salary continuation determined using the Executive’s then-current Base Salary (disregarding any reduction constituting Good Reason).

b.A prorated Annual Bonus for the year in which the Executive’s date of termination occurs based on the degree of achievement of goals under the bonus program in effect at the time of termination and the portion of the year elapsed as of the date of termination. The degree of achievement of goals shall be determined in accordance with the bonus program, except that should any goals be of a subjective nature, the degree of achievement therefore shall be determined by the Company in its sole discretion. Any such bonus amount shall be paid in a single, lump sum payment at the same time as Annual Bonuses for the year are paid to the Company’s officers generally.

c.Subject to Section 11, during the twelve (12) month period of salary continuation described in (a) above, the Company shall pay for a portion of the health and dental insurance continuation coverage (collectively “Medical Coverage”) to which the Executive is entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), subject to the Executive’s timely election of COBRA healthcare continuation coverage. For such twelve (12) month period, the terminated the Executive shall be responsible to pay contributions for Medical Coverage provided under this Section 5(c) in the same amount as is charged to similar active employees for similar coverage, rather than the full COBRA premium amount, and the Company shall pay the remainder of the COBRA premium amount.

d.Subject to Section 11, if the Executive’s Qualifying Termination occurs during the Employment Term, the Executive will become fully vested with respect to the Cash Award, the April 2022 RSUs and the March 2023 RSUs. The Executive’s remaining cash and equity awards, if any, shall remain subject to the vesting and forfeiture terms set forth in their award agreements.

e.If the Executive is a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of the Company at the time of the Executive’s Qualifying Termination and if the separation payments under this Section 5 are on account of an “involuntary separation of service” (as defined in Treasury Regulation Section 1.409A-1(n)), the Executive shall receive payments during the six (6) month period immediately following the date of the Executive’s Qualifying Termination as otherwise provided under this Section 5 for such six (6) month period, except that the total amount of such payments shall not exceed the lesser of the amount specified under (x) Treasury Regulation Section 1.409A-1(9)(iii)(A)(1) or (y) Treasury Regulation Section 1.409A-1(9)(iii)(A)(2) or any successor regulations. To the extent the amounts otherwise payable during such six (6) month period under this Section 5 exceed the amounts payable under the immediately preceding sentence, such excess amounts shall be paid in single sum on the first regular payroll date of the Company immediately following the six (6) month anniversary of the date of such Qualifying Termination. If the Company reasonably determines that such termination is not an involuntary separation from service, amounts that would otherwise have been paid during the six (6) month period immediately following the date of the Executive’s Qualifying Termination under this Section 5 shall be paid in a single sum on the first payroll date of the Company immediately following the six (6) month anniversary of the Executive’s Qualifying Termination. This Section 5(e) shall not apply to payments under Section 5(c).

f.If amounts are payable under this Section 5, no additional amounts shall be payable under Sections 4 or 7 of this Agreement, nor any other agreement between the parties, which shall include, and not be limited to, any Executive Severance and Change Control Agreement as well as any severance pay plan generally maintained by the Company for its employees.

g.If the Executive remains actively employed through the last day of the Employment Term, the provisions of this Section 5 shall not apply.

6.Change in Control. The Company shall pay to the Executive the severance described in Section 7 if the Executive’s employment with the Company and all its subsidiaries is terminated under the circumstances described below (a “Change in Control Termination”):

a.The Executive’s termination of employment was a Qualifying Termination that occurred:

i.On the day of, or within twenty-four (24) months after, the occurrence of a Change in Control; or

ii.Prior to a Change in Control but at the request of any third party participating in or causing the Change in Control.

7.Change in Control Severance Pay. In the event of a Change in Control Termination prior to the end of the Employment Term, as defined pursuant to Section 1, in addition to the Accrued Obligations, the Company agrees to provide the Executive the following:

a.Severance pay equal to the product of (x) the sum of (i) the Executive’s Base Salary, plus (ii) the average of the last two (2) Annual Bonuses paid to the Executive during the two (2) most recently completed full fiscal years of the Company, multiplied by (y) two (2). Such amount shall be paid in an undiscounted lump sum. For purposes of calculating the amount of severance in this Section 7(a) and Section 7(b) due as a result of a Change in Control Termination, the Executive’s Base Salary shall be based on the highest amount of such Base Salary during the two (2) year period ending on the date of termination.

b.A prorated Target Bonus (based on the Executive’s position and as determined by the Compensation Committee) for the year in which such termination occurs.

c.During the eighteen (18) month period following the Change in Control Termination, the Company shall pay for the Executive’s entire Medical Coverage to which the Executive is entitled under COBRA. If the Company purchased a life insurance policy for the benefit of the Executive’s beneficiaries prior to the Change in Control, the Company shall continue to maintain and pay all expenses associated with the corporate-owned life insurance policy for the remainder of the Executive’s life.

d.Any stock awards, stock options, stock appreciation rights or other equity-based awards that were outstanding immediately prior to the Change in Control Termination shall, to the extent not then vested, fully vest and become exercisable as of the date of the Change in Control Termination and the Executive shall have the right to exercise any such stock option, stock appreciation right, or other exercisable equity-based award until the earlier to occur of (i) one (1) year from the date of the Change in Control Termination and (ii) the expiration date of such stock option, stock appreciation right or other equity-based award as set forth in the agreement evidencing such award.

e.If the Executive is a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of the Company at the time of the Executive’s Change of Control Termination and if the separation payment under this Section 7 is on account of an “involuntary separation of service” (as defined in Treasury Regulation Section 1.409A-1(n)), the Executive shall receive a payment immediately following the date of the Executive’s Change of Control Termination as otherwise provided under this Section 7 except that such payment shall not exceed the lesser of the amount specified under (x) Treasury Regulation Section 1.409A-1(9)(iii)(A)(1) or (y) Treasury Regulation Section 1.409A-1(9)(iii)(A)(2) or any successor regulations. To the extent the amount otherwise payable immediately following the Change in Control under this Section 7 exceeds the amount payable under the immediately preceding sentence, such excess amount shall be paid in single sum on the first regular payroll date of the Company immediately following the six (6) month anniversary of the date of such Change on Control Termination. If the

Company reasonably determines that such termination is not an involuntary separation from service, the amount that would otherwise have been paid immediately following the date of the Executive’s Change of Control Termination under this Section 7 shall be paid in a single sum on the first payroll date of the Company immediately following the six (6) month anniversary of the Executive’s Change in Control Termination. This Section 7(e)) shall not apply to payments under Section 7(a) for Medical Coverage and life insurance.

f.If amounts are payable under this Section 7, no amounts shall be payable under Section 5 or 6 of this Agreement, nor any other agreement between the parties, which shall include, and not be limited to, any Executive Severance and Change in Control Agreement as well as any severance pay plan generally maintained by the Company for its employees.

8.Adjustments. If, for any reason, any part or all of the amounts payable to the Executive under this Agreement (or otherwise, if such amounts are in the nature of compensation paid or payable by the Company or any of its subsidiaries after there has been a Change in Control) (collectively “Total Payments”) are deemed to be “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code or any successor or similar provision, and would be subject to the excise tax imposed by Section 4999 of the Code or any successor or similar provision, such Total Payments shall be reduced to the extent necessary such that no amounts paid or payable to the Executive shall be deemed excess parachute payments subject to excise tax under Section 4999 of the Code; provided, however, that no such reduction shall occur if (i) the net amount of such Total Payments as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is less than (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such unreduced Total Payments and the amount of excise taxes to which the Executive would be subject in respect of such unreduced Total Payments). All determinations required to be made under this Section 8 and the assumptions to be utilized in arriving at such determination shall be made by an independent, nationally recognized accounting firm designated by the Company (the “Auditor”). The Auditor shall provide detailed supporting calculations to both the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive or the Company that there has been a payment or such earlier time as is requested by the Company. All fees and expenses of the Auditor shall be paid by the Company. All determinations made by the Auditor shall be binding upon the Company and the Executive.

9.Cooperation. The parties agree that certain matters in which the Executive shall be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities.

10.Conditions. Any payments or benefits made or provided pursuant to this Agreement, and the Executive’s right to keep such payments and benefits, are subject to the Executive’s:

i.compliance with the provisions of Section 11 hereof;

ii.delivery to the Company of an executed full and complete release of claims, on a form then acceptable to the Company, with such terms as needed under then applicable law to give full effect to its intent and purpose (the “Release”); and

iii.delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

Notwithstanding the due date of any post-employment payments, any amounts due under this Agreement shall not be due until after the expiration of any revocation period applicable to the Release. Nevertheless, upon any termination of the Executive’s employment, the Executive shall be entitled to receive the Accrued Obligations, payable within thirty (30) days after the date of termination or in accordance with the applicable plan, program or policy.

11.Executive’s Covenants. The Executive acknowledges that the above consideration, absent this Agreement, is beyond what the Company is obligated to pay. In consideration for the Executive’s employment, the opportunity for the payments and benefits specified in this Agreement, and the Company allowing the Executive to have access (or continue to have access) to the Company’s or its Affiliates’ Confidential Information, the Executive agrees to the following, which shall continue to apply in the event the Executive’s employment is terminated by either party for any reason, whether voluntary or involuntary and whether with or without Cause or with or without Good Reason:

a.Confidential Information. As used in this Section 11, “Confidential Information” shall mean the Company’s and the Affiliates’ trade secrets and other non-public proprietary information relating to the Company and the Affiliates or the business of the Company and the Affiliates, including, but not limited to, information relating to financial statements, customer lists and customer information, employee skills and compensation, employee data, supplier lists and supplier information, vendor lists and vendor information, acquisition targets, servicing methods, equipment, programs, strategies and information, analyses, marketing plans and strategies, new and proposed product plans; pricing, profit margins, financial, promotional, marketing, training or operational information, customer lists and customer information, and other information developed or used by the Company that is not known generally to the public or the industry. Confidential Information shall not include any information that is in the public domain or becomes known in the public domain through no wrongful act on the part of the Executive.

b.Non-Disclosure. The Executive agrees that the Confidential Information is a valuable, special and unique asset of the Company’s business, that such Confidential Information is important to the Company and the effective operation of the Company’s business. As such and in addition to the other restrictions contained in this Section 11, the Executive shall not, either during the Executive’s employment with the Company and at all times thereafter, directly or indirectly use, disclose, divulge or communicate in any fashion, form or manner to any person, firm, partnership, corporation or other entity, or use for the Executive’s own benefit, any trade secrets (whether patentable or not) or any Confidential Information except to the limited extent that such disclosure or use is both authorized and reasonably required in connection with the Executive’s employment.

i.Defend Trade Secrets Act Notice to Executive. Notwithstanding the foregoing and any other terms of this Agreement, the Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Executive files a lawsuit for retaliation by the Company or any of its Affiliates for reporting a suspected violation of law, the Executive may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding if the Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

c.Property of Company. Any Confidential Information, and all other business information or documents, shall be and remain solely and exclusively the property of the Company and/or its Affiliates. During his or her employment, the Executive shall not remove from the property or premises of the Company or its Affiliates any Confidential Information or any other documents or data relating to the business, work, services or sales of the Company and/or its Affiliates , or copies thereof, unless authorized by the Company and/or its Affiliates and required for the Executive to perform his or her employment duties. Upon the termination of the Executive’s employment (regardless of whether such termination is with or without Cause or with or without Good Reason, or at any other time requested by the Company or its Affiliates, the Executive shall promptly deliver all documents, files, devices and other items (whether maintained in electronic or hard copy format) obtained in the course of his or her employment, whether or not the Executive believes such items constitute or contain Confidential Information, and without retaining any copies, notes, or excerpts thereof.

d.Non-Competition; Non-Solicitation.

i.During the Employment Term and for twenty four (24) months after the termination of the Executive’s employment with the Company (including any parent, subsidiary, affiliate or division of the Company) for any reason whatsoever, whether voluntary or involuntary and whether with or without Cause or with or without Good Reason, the Executive shall not directly or indirectly invest in (other than in a publicly traded company with a maximum investment of no more than one percent (1%) of outstanding shares), counsel, advise, consult, be employed or otherwise engaged by or with any entity or enterprise (“Competitor”) that competes, or that intends or plans to compete with the Marketplace health insurance market in which the Company is engaged or in which any Affiliate is engaged, and in which the Executive was engaged, participated in or about which the Executive learned Confidential Information during the Executive’s last thirty-six (36) months of employment. Because the Company and its Affiliates engage in business nationwide, the obligations under this Section 11(d) shall apply nationwide (anywhere in the United States). Without in any way limiting the foregoing (and without in any way limiting the definition of “Competitor” above), for these purposes, the parties agree that the following entities and their affiliates and successors shall be deemed “Competitors” for the purposes of this Section 12(d): UnitedHealthcare Group, Molina Healthcare, Anthem, CVS Health, Humana, Cigna, CareSource, AmericaHealth Caritas, Bright Health, Friday Health Plans, Oscar Health, Blues of Carolina, Florida Blue, HCSC and Highmark Blue Cross and Blue Shield.

ii.During the Employment Term and for the period of twenty four (24) months immediately after the termination of the Executive’s employment with the Company (or any parent, subsidiary, affiliate or division of the Company) for any reason whatsoever, and whether voluntary or involuntary, and whether with or without Cause or with or without Good Reason (the “Restricted Period”), the Executive shall not, either directly or indirectly, either for the Executive or for any other person, firm, company or corporation, call upon, solicit, divert, or take away, or attempt to solicit, divert or take away any of the customers, prospective customers, business, providers, vendors or suppliers of the Company or of any Affiliate that (at any time during the last three years of the Executive’s employment) the Executive had dealings with, or responsibility for, or about which the Executive had access to the Company’s or any Affiliate’s Confidential Information or such customers’, providers’, vendors’ or suppliers’ confidential information.

iii.The Executive shall not, at any time during the Restricted Period, without the prior written consent of the Company, (1) directly or indirectly, solicit, recruit, divert from the Company, hire, or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the previous six (6) months an employee, representative, officer or director of the Company or of any Affiliate; or (2) take any action to encourage or induce any employee, representative, officer or director of the Company or any Affiliate to cease their relationship with the Company or any Affiliate for any reason.

e.Non-Disparagement. The Executive agrees and covenants that the Executive shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. Notwithstanding the foregoing, this does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Moreover, nothing in this Section 11, or otherwise in this Agreement, in anyway limits the rights of any governmental agency or prevents the Executive from truthfully communicating with, filing a charge or complaint with, cooperating with, or otherwise participating in an investigation or proceeding conducted by any federal, state or local agency charged with the enforcement of any laws.

f.Enforcement. If any of the provisions or subparts of this Section 11 shall be held to be invalid or unenforceable by a court or arbitrator, the remaining provisions or subparts thereof shall nevertheless continue to be valid and enforceable according to their terms. Further, if any restriction contained in the provisions or subparts of this Section 11 is held to be overbroad or unreasonable as written (for example, in scope of activities restricted, duration, or geographic reach), the parties agree that such court or arbitrator shall modify such provisions in a manner to reflect the maximum period, scope or geographical area deemed reasonable and enforceable by the court or arbitrator, and such provisions, as modified, shall be fully enforceable as though set forth herein. Any such modification shall not affect the other provisions or clauses of this Agreement in any respect.

g.Remedies for Breach.

i. Because the Executive’s services are unique and because the Executive has access to the Company’s and its Affiliates’ Confidential Information, the parties agree that any breach or threatened breach of this Section 11 shall cause irreparable harm to the Company and/or its Affiliates and that money damages alone would be an inadequate remedy. The parties therefore agree that, in the event of any breach or threatened breach of this Section 11, and in addition to all other rights and remedies available to it under this Agreement or otherwise, and whether in equity or at law, the Company and/or its Affiliates may apply for specific performance and/or injunctive or other relief, without a bond, in order to enforce or prevent any violations of the provisions of this Section 11.

ii. The Executive acknowledges and understands that, but for agreeing to be bound to the provisions of this Section 11, the Executive would not be entitled to receive the benefits and payments promised by the Company pursuant to Section 6, including all subparts thereto. The Executive agrees that any breach of this Section 11 would constitute a material breach of this Agreement and subjects the Executive to the forfeiture of all payments made pursuant to Section 6 of this Agreement. The Company expressly reserves the right to pursue all other legal and equitable remedies available to it by virtue of any breach of this Section 11, including without limitation injunctive relief as provided in Section 11(g)(i) above.

iii. The Executive acknowledges and agrees that the remedies provided for in this Section 11(g) are cumulative and not exclusive of any and other remedies available under this Agreement or otherwise, and whether in equity or at law, including other remedies provided under agreements related to bonuses and equity and equity-based awards. In that regard, the Executive acknowledges and agrees that, while the forfeiture of payments and benefits referenced in Section 11(g) is appropriate in the event of a breach of Section 11, injunctive relief to prevent a continuing breach would still be necessary to give the Company an adequate remedy.

h.Survival. The provisions of this Section 11 shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement or any termination of the Executive’s employment for any reason (whether voluntary or involuntary).

12.Outplacement and Subsequent Employment. For a period of up to six (6) months from the date of the Qualifying Termination, the Company shall provide outplacement services to the Executive that are comparable to other executives at this level who have terminated. Outplacement services shall be provided by an entity selected by the Company. The Executive shall use best efforts, consistent with the terms of Section 11, to become gainfully employed during the period the Executive is receiving benefits under this Agreement.

13.Dispute Resolution. Except with respect to any claims by either Party for or concerning temporary and/or preliminary injunctive relief as it relates to the specific performance of the restrictions set forth in Section 11(a) through 11(f) of this Agreement, any disputes under this Agreement shall, at the election of the Executive or the Company, be settled by arbitration in St. Louis, Missouri in accordance with the Arbitration Rules of the American Arbitration Association for employment disputes, as modified herein, as determined by a panel of St. Louis arbitrators. Unless otherwise agreed, the arbitration shall be conducted within sixty (60) days of submission to arbitration and a decision shall be rendered within thirty (30) days of the conclusion of the arbitration hearing. Otherwise, any such dispute shall be resolved by a state or federal court sitting in St. Louis, Missouri.

14.Definitions. For purposes of this Agreement, the following terms shall have the definitions as set forth below:

a.“Affiliate” or “Affiliates” shall mean each and every direct or indirect parent or subsidiary of the Company, as well as any entity that is under common control with the Company.

b.“Accrued Obligations” shall mean, as of the date of termination, the sum of (A) the Executive’s then-current Base Salary (disregarding any reduction constituting Good Reason) through the date of termination to the extent not theretofore paid, (B) any sick pay and expense reimbursements earned and accrued by the Executive as of the date of termination to the extent not theretofore paid. For the purpose of this definition of “Accrued Obligations,” except as provided in the applicable plan, program or policy, amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Board or a designee in accordance with the applicable plan, program or policy. In no event shall Accrued Obligations include the Cash Award, the April 2022 RSUs, or the March 2023 RSUs. For the avoidance of doubt, if the Executive is terminated for any reason other than a Qualifying Termination the Executive shall only be entitled to Accrued Obligations.

c.“Cause” shall include acts or omissions that the Company determines in writing, after affording the Executive an opportunity to be heard, are (i) criminal, dishonest or fraudulent or constitute misconduct that reflect negatively on the reputation of the Company (including any parent, subsidiary, affiliate or division of the Company); (ii) acts or omissions that could expose the Company or any parent, subsidiary, affiliate or division of the Company to claims of illegal harassment or discrimination in employment; (iii) material breaches of this Agreement; or (iv) continued and repeated failure to perform substantially the duties of the Executive’s employment.

d.“Change in Control” shall be deemed to have occurred if any of the events set forth in any one of the following clauses shall occur: (A) any Person (as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such term is modified in sections 13(d) and 14(d) of the Exchange Act), excluding a group of persons including the Executive, is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities; (B) individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”), cease for any reason to constitute a majority thereof (provided, however, that an individual becoming a Director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the Directors then comprising the Incumbent Board shall be included within the definition of Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual election contest (or such terms used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board); or (C) the stockholders of the Company consummate a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

e.“Code” shall mean the Internal Revenue Code of 1986, as amended.

f.“Disability” means the disability of the Executive as defined in Section 409A(a)(2)(C) of the Code.

g.“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

h.“Good Reason” shall mean (i) a reduction in the Executive’s Base Salary or Annual Bonus during the Employment Term, except as permitted by Section 3(a), (ii) a material adverse change in the Executive’s title as set forth in Section 2(a), or (iii) a demand by the Company during the Employment Term, as defined in Section 1, that the Executive relocate outside of the St. Louis metropolitan area or the location at which the Executive was working, as previously agreed to by the Company pursuant to Section 2(c), which if the Executive refuses, the Executive must provide written notice to the Company of the existence of Good Reason no later than ninety (90) days after its initial existence, the Company shall have a period of thirty (30) days following its receipt of such written notice during which it may remedy in all material respects the Good Reason condition identified in such written notice. If the Company fails to remedy in all material respects such Good

Reason condition, the Executive shall be deemed to have voluntarily terminated employment for Good Reason.

i.“Qualifying Termination” shall mean a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason. A termination of employment due to death or Disability shall constitute a Qualifying Termination.

15.No Mitigation; Limited Offset. In no event shall the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive hereunder, and such amounts shall not be reduced regardless whether the Executive obtains other employment.

16.Reformation. Except as otherwise set forth in Section 11 of this Agreement, if any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

17.Governing Law; Venue for Disputes. This Agreement shall be governed under the internal laws of the State of Missouri, without regard to its conflict of law principles. The Executive agrees that, except as otherwise set forth in Section 13 above, the exclusive venue and jurisdiction for any litigation concerning the enforcement or enforceability of the terms of this Agreement, or for any litigation that in any way arises out of this Agreement or the Executive’s employment with the Company or any Affiliate, shall be the St. Louis County Circuit Court, in the State of Missouri or, if the federal court has subject matter jurisdiction (and at the option of the party pursuing the claim), in the United States District Court for the Eastern District of Missouri, and the Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to the service of process in connection with any action, suit, or proceeding against the Executive; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.

18.Attorneys’ Fees. The Executive and the Company agree that, in the event a dispute arises that concerns Section 11 of this Agreement, the Prevailing Party shall be entitled to recover all of their reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses incurred in connection with the dispute. A “Prevailing Party” is one who is successful on any significant substantive issue in the action and achieves either a judgment in such party’s favor or some other affirmative recovery.

19.Conflict. If any provision of this Agreement conflicts with any other agreement, policy, plan, practice or other the Company document, then the provisions of this Agreement shall control. This Agreement shall supersede any prior agreement, including the Executive Severance and Change in Control Agreement, between the Executive and the Company with respect to the subject matter contained herein and may be amended only by a writing signed by an officer of the Company and the Executive.

20.Code Section 409A. To the extent applicable, it is intended that the payment of the benefits, severance, incentive compensation and/or equity compensation provided under this Agreement shall comply with or be exempt from the provisions of Section 409A of the Code, and this Agreement shall be construed and applied in a manner consistent with this intent. In the event any payment or benefit under this Agreement is determined by the Company to be in the nature of deferred compensation, the Company and the Executive hereby agree to take such actions, not otherwise provided herein, as may be mutually agreed between the parties to ensure that such payments remain exempt from or in compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations thereunder. To the extent that any payment or benefit under this Agreement is modified by reason of this Section 20, it shall be modified in a manner that complies with Section 409A and preserves to the maximum possible extent the economic costs or value thereof (as applies) to the respective parties (determined on a pre-tax basis).

21.Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order that the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

22.Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor or assign of the Company, including (without limitation) any corporation or other entity that may acquire all or substantially all of the assets of the Company, or with or into which the Company may be merged or consolidated, and any such successor or assign shall be deemed substituted for Employer under the provisions hereof. The Executive further hereby consents to the assignment of this Agreement by the Company and waives any assertion or claim that the Executive’s contemporaneous consent for such an assignment is needed for the assignment to be effective. The Executive shall not be permitted to assign the Executive’s rights or obligations under this Agreement.

23.Third-Party Beneficiaries. The Executive acknowledges and agrees that, if the Executive provides any services to, or receives any confidential information concerning, any Affiliate of the Company, such other Affiliate(s) of the Company shall be deemed a third-party beneficiary of the Executive’s obligations under this Agreement, including the Executive’s obligations set forth under Section 11 hereof. Such Affiliate(s) shall be permitted to enforce any of the terms of this Agreement against the Executive as if such Affiliate(s) were the Company hereunder.

24.Entire Agreement. Except as otherwise referenced herein, this Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement. No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective or binding unless set forth in a writing signed by the parties hereto and specifically referring to this Agreement.

25.Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive and the Company, by its duly authorized representatives, have executed this Agreement effective as of the date set forth below.

EXECUTIVE	CENTENE CORPORATION

/s/ BRENT LAYTON	By: /s/ H. ROBERT SANDERS
Brent Layton

April 27, 2022	April 27, 2022
Date	Date

 April 27, 2022

TERM SHEET
EXECUTIVE EMPLOYMENT AGREEMENT

For discussion purposes, this Term Sheet sets forth the principal terms and conditions governing the employment relationship between Brent Layton (the "Executive") and Centene Corporation (the "Company").

Position	President & Chief Operating Officer of the Company
Employment Term	Term shall continue through December 31, 2024 ("Term").
Reports To	The Executive initially reports to the Chief Executive Officer or such other individual as determined by the Board of Directors.
Work Location	Either the Company's principal executive office currently located in St. Louis, Missouri or such other location as determined by the Executive and agreed by the Company.
Annual Base Salary	$1,100,000.00
Annual Bonus	Target Bonus equal to 150% of the Executive's Annual Base Salary with a potential to earn 200% of the target opportunity.
2022 Long Term Incentive Compensation
1.Long term incentive compensation including a Cash LTIP providing the potential to earn 150% of the Executive's Annual Base Salary (awarded in December of 2021).

2.Long term incentive compensation in the amount of $2.6 million will be awarded in April of 2022, exclusively in the form of time vested RSUs and performance based RSUs.

3.If Executive remains actively employed through December 31, 2024:

a.All time vested RSUs issued in April of 2022 will become fully vested on December 31, 2024 and paid out pursuant to the terms of each such RSU Agreement; and

b.All performance based RSUs issued in April of 2022 will become fully vested on December 31, 2024 and will be paid out pursuant to the terms of each such RSU Agreement.

4.RSUs issued in April of 2022 will NOT provide for accelerated vesting in the event of a "Qualified Retirement" which is defined to mean a notice of retirement filed 90 days in advance by an Executive who is at least 55 years old and who has been employed by Company for at least 10 years.

Notwithstanding the foregoing, post-termination long term incentive compensation payments may be subject to a six-month delay to the extent required under Code Section 409A.

2023 Long Term Incentive Compensation
1.Long term incentive compensation in the amount of $2.6 million will be awarded in March of 2023, exclusively in the form of time vested RSUs and performance based RSUs.

2.If Executive remains actively employed through December 31, 2024:

a.All time vested RSUs issued in March of 2023 will become fully vested on December 31, 2024 and paid out pursuant to the terms of each such RSU Agreement; and

b.All performance based RSUs issued in March of 2023 will become fully vested on December 31, 2024 and will be paid out pursuant to the terms of each such RSU Agreement.

3.All performance based RSUs issued in March of 2023 will become fully vested on December 31, 2024 and will be paid out pursuant to the terms of each such RSU Agreement.

Notwithstanding the foregoing, post-termination long term incentive compensation payments may be subject to a six-month delay to the extent required under Code Section 409A.

Severance and Change in Control Agreement ("Severance Agreement")	Material terms of the existing Severance Agreement will be incorporated into the new Employment Agreement.

Severance Payments
1.If Centene terminates Executive before the end of the Term for reasons other than Cause, then Executive only receives:

a.Severance pay over 12 months equal to Executive's then Base Salary;

b.Prorated Annual Bonus;

c.COBRA subsidy; and

d.Accelerated full vesting with respect to all outstanding time vested RSUs and performance based RSUs issued in April of 2022 and March of 2023 and will be paid out pursuant to the terms of each such RSU Agreement.

2.If Executive terminates employment before the end of the Term for Good Reason, death or disability, then Executive only receives:

a.Severance pay over 12 months equal to Executive's then Base Salary;

b.Prorated Annual Bonus;

c.COBRA subsidy; and

d.Accelerated full vesting with respect to all outstanding time vested RSUs and performance based RSUs issued in April of 2022 and March of 2023 and will be paid out pursuant to the terms of each RSU Agreement.

3.If Executive voluntarily terminates (without Good Reason) or Centene terminates Executive for Cause before the end of the Term, then Executive only receives any compensation owed to him up through date of termination. Executive does not receive severance pay, Prorated Annual Bonus, COBRA subsidy, or additional vesting with respect to RSUs issued in April of 2022 or March of 2023.

Dispute Resolution/Non-compete
1.Arbitration in St. Louis in accordance with rules of American Arbitration Association.

2.Non-compete provisions

a.24 months in duration

(1) Competitor defined to ONLY include:

(i) Organizations engaged in the Marketplace health insurance market in which Centene or an affiliate is engaged; and

(ii) Specifically includes the following as well as successors and or affiliates of each of these entities:

(A) UnitedHealthcare Group, Molina Healthcare, Anthem, CVS Health, Humana, Cigna, CareSource, AmericaHealth Caritas, Bright Health, Friday Health Plans,Oscar Health, Blues of Carolina, Florida Blue, HCSC and Highmark Blue Cross Blue Shield.

Miscellaneous	Executive may serve on one Board of Directors of a public company. Sharecare, Inc. will be the one approved public company.

This Term Sheet summarizes the non-binding agreement of the Executive and the Company regarding the principal terms and conditions of the Executive's employment. However, this Term Sheet is not intended to constitute a complete statement of such terms and conditions or a legally binding agreement between the parties. The specific terms and conditions governing the Executive's employment will be set forth in a mutually acceptable, definitive Employment Agreement entered into between the parties as soon as practicable following the date hereof.